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EX - 99.(l)(9)

                               PURCHASE AGREEMENT

     Mercantile Funds, Inc. (the "Company"), a Maryland corporation, and BISYS Fund Services Ohio, Inc. ("BISYS), an Ohio corporation, hereby agree as follows:

     1.The Company hereby offers BISYS and BISYS hereby purchases one (1) share of Class Q - Special Series 1 Common Stock (Class A Shares), Class Q - Special Series 2 Common Stock (Class B Shares), Class Q - Special Series 3 Common Stock (Class C Shares) and Class Q Common Stock (Institutional Shares) each at $10.00 per share (such shares of Common Stock in the Company representing an interest in the Company's Low Duration Bond Fund (the "Fund"), each being hereinafter know as a "Share" and collectively the "Shares"). BISYS hereby acknowledges purchase of the Shares and the Company hereby acknowledges receipt from BISYS of funds in the amount of $10.00 in full payment for each Share.

     2.BISYS represents and warrants to the Company that the Shares are being acquired for investment purposes and not for the purpose of distribution.

     3.BISYS agrees that if it or any direct or indirect transferee of the Shares redeems the Shares prior to the fifth anniversary of the date the Fund begins investment activities, BISYS will pay to the Company an amount equal to the number resulting from multiplying the Fund's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of shares redeemed by BISYS or such transferee and the denominator of which is equal to the number of shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

     4.All persons dealing with any class of shares of the Company must look solely to the net assets belonging to such class for enforcement of any claims against the Company.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 31st day of October, 2003.

                                        MERCANTILE FUNDS, INC.


                                        By: /s/John J. Pileggi
                                            ------------------------------------
                                        Name: John J. Pileggi

                                        Title: President


                                        BISYS FUND SERVICES OHIO, INC.


                                        By: /s/ Fred J. Naddaf
                                           -------------------------------------
                                        Name: Fred J. Naddaf
                                             -----------------------------------
                                        Title: President
                                              ----------------------------------